UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report: July 21, 2000

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

185 E. Market Street, Warren, OH (Address of principal executive offices)	44482 (Zip Code)

Registrant's telephone number, including are code (330) 373-1221

N/A
(Former name or former address, if changed since last report)

Item 5 Other Events

Fiscal 2000 Financial Information Press Release

Item 7 Financial Statements & Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: July 21, 2000	By: /s/ Steven R. Lewis Steven R. Lewis, President and CEO

First Place Financial Corp. Reports Results for Fiscal Year 2000

Warren, Ohio, July 21, 2000 -- First Place Financial Corp. (NASDAQ: FPFC), the holding company for First Federal Savings and Loan Association of Warren (the "Association"), reported net income for fiscal year 2000 of $6.8 million, or $.75 per diluted share. This figure is inclusive of $689,000 in merger costs and $1.5 million in additional loan loss reserves related to the Company's acquisition of Ravenna Savings Bank completed in the fourth quarter. Excluding merger costs and additional loan loss reserves, net income was $8.2 million compared to $2.1 million for fiscal year 1999 during which the Company completed its initial public offering. Diluted earnings per share for fiscal year 2000 excluding merger costs and additional reserves would have been $.91 compared to a loss of ($.02) for fiscal year 1999. For the fourth quarter, the Company earned $201,000, or $.02 per diluted share. Absent the merger costs and additional reserves, earnings per share would have been $.19 per diluted share for the quarter compared to $.25 per diluted share for the same period a year ago.

Net income during the quarter continued to be affected by the interest rate increases over the last 12 months while an increase in nonperforming loans due to the Ravenna merger also contributed to this compression. In addition to these items, no cost savings associated with the acquisition of Ravenna Savings were realized during this most recent quarter due to the timing of the transaction. Significant cost savings are anticipated prospectively.

Steven R. Lewis, First Place's CEO and President, stated "I was extremely pleased with the successful conversion of Ravenna Savings into First Federal. The merger will provide an opportunity for our Company to expand its geographic presence into new and growing markets. It has pushed the Company over the $1 billion in asset mark and should serve to provide additional liquidity to our stock. It provides a large customer base that has been virtually untapped from a consumer-lending standpoint. Finally, it provides a solid mortgage banking operation that will provide both current income and a tool to manage our interest rate risk position. The merger also brought with it challenges such as the increase in our nonperforming loans. We immediately addressed this issue with the recording of additional loan loss reserves and enhanced collection efforts."

Total assets were $1.1 billion at June 30, 2000 compared to $747 million at June 30, 1999. Approximately $200 million of this increase was due to the acquisition of Ravenna Savings which was accounted for using purchase accounting. Total loans outstanding at year-end totaled $705 million compared to $454 million at June 30, 1999. While the acquisition provided approximately 60% of this increase, the remainder was due to strong asset generation from core operations.

Deposits increased to $587 million at June 30, 2000 compared to $429 million at June 30, 1999. Total borrowings increased $153 million and totaled $303 million at June 30, 2000. The increase in borrowings was used to fund growth in loans not supported by deposit growth and for share repurchases which totaled over 2.5 million shares during this fiscal year.

In an unrelated matter, First Place is pleased to announce the hiring of Timothy A. Beaumont as Senior Vice President of Commercial Lending. Mr. Beaumont is a seasoned commercial banking specialist having spent his entire career in the commercial area. The hiring of Mr. Beaumont pushes the Company closer toward its stated goal of becoming a more active player in commercial operations.

Additional information about the Company may be found on the Company's web site:

www.firstfederalofwarren.com.

FIRST PLACE FINANCIAL CORP.
Selected Consolidated Financial Condition Data:
(Unaudited)

	June 30,	March 31,	June 30,
($ in thousands)	2000	2000	1999

Total assets	$1,051,577	$825,695	$747,332
Loans receivable, net	705,066	543,294	453,791
Loans available for sale	13,071	705	945
Allowance for loan losses	6,150	3,758	3,623
Non performing assets	7,416	1,869	1,782
Securities available for sale	261,051	252,747	249,159
Deposits	586,748	466,833	429,225
Federal Home Loan Bank Advances	227,762	145,657	94,811
Repurchase Agreements	75,000	75,000	54,430
Total shareholders' equity	147,975	126,292	158,054

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
Selected Consolidated Operations Data:	2000	1999	Change	2000	1999	Change

($ in thousands except per share amounts)

Total interest income	$16,693	$12,605	32%	$58,506	$48,126	22%
Total interest expense	10,365	6,071	71%	32,657	25,682	27%

Net interest income	6,328	6,534	-3%	25,849	22,444	15%
Provision for loan losses	1,689	238	610%	2,294	1,062	116%

Net interest income after provision	4,639	6,296	-26%	23,555	21,382	10%

Non interest income	630	539	16%	2,090	1,956	7%
Gain (loss) on sale of securities	32	0	N/M	25	(48)	-152%
Gain (loss) on sale of loans	61	71	-14%	332	73	355%
Merger expenses	689			689
Contribution to Community Foundation					8,026
Non interest expense	4,372	3,266	34%	15,201	12,666	20%

Income before federal income tax	301	3,640	-92%	10,112	2,671	279%

Federal income tax expense	99	1,092	-91%	3,298	616	435%

Net income	$202	$2,548	-92%	$6,814	$2,055	232%

Net income excluding merger costs and additional reserves	$1,646			$8,258

Basic earnings per share	$0.02	$0.25		$0.75	($0.02)
Diluted earnings per share	$0.02	$0.25		$0.75	($0.02)
Diluted earnings per share exc. merger costs and additional reserves	$0.19			$0.91
Average shares outstanding - basic	8,710,771	10,362,115		9,036,419	10,350,580
Average shares outstanding - diluted	8,710,771	10,362,115		9,036,419	10,350,580
7

	At or for the Three		At or for the Twelve
	Months Ended		Months Ended
	June 30,		June 30,
Selected Average Balances and Financial Ratios: (1)	2000	1999	2000	1999

Average Balances (000's):
Assets	$928,134	$724,152	$819,503	$682,066
Loans receivable, net	636,908	443,823	533,675	405,036
Securities available for sale	257,211	265,324	256,481	253,284
Deposits	533,086	424,526	465,360	434,632
Federal Home Loan Bank Advances	181,626	76,591	130,615	70,472
Repurchase Agreements	75,000	51,243	70,632	53,800
Shareholders' equity	135,068	161,010	142,084	110,534

Performance Ratios:
Return on average assets (2)	0.09%	1.41%	0.83%	0.30%
Return on average equity (3)	0.60%	6.33%	4.80%	1.86%
Interest rate spread (4)	2.11%	2.72%	2.39%	2.67%
Net interest margin (5)	2.81%	3.72%	3.25%	3.42%
Efficiency ratio (6)	71.78%	45.72%	56.16%	84.72%
Net interest income to operating expenses	125.03%	200.00%	162.67%	108.47%

Without merger costs and additional reserves:
Return on average assets	0.71%	1.41%	1.01%	0.30%
Return on average equity	4.87%	6.33%	5.81%	1.86%
Efficiency ratio	62.01%	45.72%	53.72%	84.72%

Capital Ratios:
Equity to total assets at end of period	14.07%	21.15%	14.07%	21.15%
Tangible book value per share (7)	$12.61	$14.06	$12.61	$14.06
Average interest-earning assets to average interest-bearing liabilities	115.32%	127.53%	121.29%	119.07%
Asset Quality Data:
Nonperforming assets as a percent of total assets (8)	0.71%	0.24%	0.71%	0.24%
Allowance for loan losses to non performing loans	93.67%	230.23%	93.67%	230.23%
Allowance for loan losses to loans outstanding	0.86%	0.79%	0.86%	0.79%
Year-to-date net charge-offs (000's)	$119	$147	$588	$466
Annualized net charge-offs to average loans	0.07%	0.13%	0.11%	0.12%

(1) Ratios are annualized where appropriate.

(2) Ratio of net income to average total assets.

(3) Ratio of net income to average equity.

(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5) Ratio of net interest income to average interest-earning assets.

(6) Ratio of non interest expense to the sum of net interest income plus non interest income.

(7) Total shareholders' equity minus goodwill divided by number of shares outstanding.

(8) Non performing assets consist of nonperforming loans and repossessed automobiles.

N/A - Not appicable.